Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2011, relating to the consolidated financial statements and financial statement schedule of AtriCure, Inc. and subsidiary, appearing in the Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 31, 2011